EXHIBIT 99.2

MARINUS PHARMACEUTICALS ANNOUNCES PRICING OF
PUBLIC OFFERING OF COMMON STOCK

RADNOR, PA, November 6, 2015 (Globe Newswire) — Marinus Pharmaceuticals, Inc. (Nasdaq: MRNS) (“Marinus” or the “Company”) announced the pricing of an underwritten public offering of 5,000,000 shares of common stock for a public offering price of $6.00 per share. The net proceeds to Marinus from this offering are expected to be approximately $27.7 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company has granted to the underwriters participating in the offering a 30-day option to purchase up to an additional 750,000 shares of common stock. The offering is expected to close on or about November 12, 2015, subject to customary closing conditions.

The Company currently intends to use the net proceeds of this offering to advance the preclinical and clinical development of ganaxolone, including trials for the Company’s ganaxolone IV program, and regulatory, research and development, pre-commercial, general and administrative and manufacturing expenses and for working capital and general corporate purposes.

Jefferies LLC and RBC Capital Markets, LLC are acting as joint bookrunning managers for the offering.  JMP Securities LLC is acting as lead manager for the offering, and Raymond James & Associates, Inc. is acting as co-manager.

The securities described above are being offered by the Company pursuant to a shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission on August 25, 2015. The offering will be made only by means of the written prospectus and prospectus supplement that form a part of the registration statement. A prospectus supplement and the accompanying prospectus relating to the securities being offered will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov. Copies of the prospectus supplement and the accompanying prospectus relating to the securities being offered may also be obtained from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, via telephone at 877-821-7388 or email at Prospectus_Department@Jefferies.com; or from RBC Capital Markets, LLC, Attention: Equity Syndicate, 200 Vesey Street, 8th Floor, New York, NY 10281-8098, via telephone at 877-822-4089 or email at equityprospectus@rbccm.com.

This press release does not constitute an offer to sell or the solicitation of offers to buy any securities of Marinus being offered, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Marinus Pharmaceuticals, Inc.

Marinus Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to the development of ganaxolone, which offers a new mechanism of action, demonstrated efficacy and safety and convenient dosing, to improve the lives of patients suffering from epilepsy and neuropsychiatric disorders.  Ganaxolone is a CNS-selective GABAA modulator that acts on a well-characterized target in the brain known to have both anti-seizure and anti-anxiety effects. Ganaxolone is being developed in three different dose forms (IV, capsule, and liquid) intended to maximize therapeutic reach to adult and pediatric patient populations in both acute and chronic care settings.  Ganaxolone IV is planned to enter the clinic in early 2016 and is being developed to treat status epilepticus. Ganaxolone IV is complemented by its oral dose forms, providing the potential for IV-to-oral continuation therapy for patients transitioning from acute care to outpatient settings.  Ganaxolone capsule is being evaluated in a Phase 3 multi-national clinical trial as adjunctive treatment of focal onset seizures in adults.  Ganaxolone capsule and liquid are being studied in orphan pediatric indications with comorbidities in seizures and behavior disorders – PCDH19 epilepsy and Fragile X Syndrome.

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To the extent that statements contained in this press release are not descriptions of historical facts regarding Marinus, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as “may”, “will”, “expect”, “anticipate”, “estimate”, “intend”, “believe”, and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements.  Examples of forward looking statements contained in this press release include, among others, statements regarding our interpretation of preclinical studies, development plans for our product candidate, including the development of dose forms, the clinical trial testing schedule and milestones, the ability to complete enrollment in our clinical trials, interpretation of scientific basis for ganaxolone use, timing for availability and release of data, the safety, potential efficacy and therapeutic potential of our product candidate and our expectation regarding the sufficiency of our working capital. Forward-looking statements in this release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements.  Such risks and uncertainties include, among others, the uncertainties inherent in the conduct of future clinical trials, the timing of the clinical trials, enrollment in clinical trials, availability of data from ongoing clinical trials, expectations for regulatory approvals, and other matters, including the development of formulations of ganaxolone, that could affect the availability or commercial potential of our drug candidates.  Marinus undertakes no obligation to update or revise any forward-looking statements.  For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see filings Marinus has made with the Securities and Exchange Commission.

CONTACTS:

Company:

Lisa M. Caperelli

Senior Director, Investor Relations & Corporate Communications

Marinus Pharmaceuticals, Inc.

484-801-4674

lcaperelli@marinuspharma.com

Media Contact:

Tiberend Strategic Advisors, Inc.

Amy S. Wheeler

646-362-5750
awheeler@tiberend.com